DIGITAL POWER ANNOUNCES NEW INVESTMENT FROM TELKOOR TELECOM LTD.


FREMONT, Calif., January 14, 2004, Digital Power Corporation (Amex: DPW - News) ("Digital Power") today announced, it has received an investment of $250,000 from Telkoor Telecom Ltd. through the sale of 290,023 shares of common stock at $0.862 per share. The per share price was calculated based on the 20 day average closing price of Digital Power's common stock prior to closing. Additionally, Telkoor Telecom Ltd. has the right to invest an additional $250,000 by June 30, 2004. The price per share of the additional investment would be the 20-day average closing price of Digital Power's shares of common stock prior to the investment. Digital Power intends to use the proceeds for working capital.

Commenting on the news, Robert O. Smith, President and CEO of Digital Power stated, "We are very pleased that Telkoor Telecom has made this additional investment, not only in the Digital Power, but more importantly in our continuing strategic relationship. Their purchase of additional shares of Digital Power common stock reflects their confidence in our ability to continue partnering with them in collaborative product development efforts and capturing additional market share with these products. We look forward to building on this relationship to the benefit of all shareholders."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to manufacturers of telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation equipment. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The  foregoing  contains  forward-looking  statements,   which  are  subject  to
contingencies and uncertainties, which are set forth in Digital Power's filings with the Securities and Exchange Commission.